Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Completes Sale of Certain Properties

WALNUT CREEK, CA. – January 6, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”), announced today that on January 5, 2016, the Company completed the sale of a property located in Paso Robles, California previously held as Real Estate Held for Sale for a sales price of approximately $6.3 million ($3.9 million net proceeds after extinguishment of $2.15 million in mortgage debt), realizing book gain of approximately $4.6 million.

During the fourth quarter of 2015 the Company sold four additional properties previously held as Real Estate Held for Sale or Real Estate Held for Investment.  The sale of these four properties located in Phoenix, Arizona; Stockton, California; Oakley, California and Chowchilla, California for a total sales price of approximately $18.9 million generated approximately $18.4 million in cash and notes receivable and resulted in book gains totaling approximately $6.8 million.  The Company sold a total of eight properties during calendar year 2015, including these four properties, for a total sales price of approximately $54.7 million which generated approximately $43.2 million in cash and notes receivable, realized book gains of approximately $21.7 million, and extinguished approximately $9.8 million in mortgage debt.

“We continue with our mission to responsibly dispose of properties and reposition our balance sheet, and these sales provide needed capital for our ongoing and expanding lending operations. We continue to work to develop, reposition and improve certain of our properties for eventual sale,” commented Bryan Draper, the Company’s Chief Executive Officer.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the transactions discussed in this press release, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.